Exhibit 4.3

Final Version

DIRECTOR SHARE PLAN

Effective January 1, 2004, as amended and restated January 1, 2011

ENERPLUS CORPORATION

DIRECTOR SHARE PLAN

Effective January 1, 2004, as amended and restated January 1, 2011

1.                                      PURPOSE

1.1                                 The purposes of the Plan are:

(a)                                  to promote a greater alignment of long-term interests between Directors of the Corporation and the shareholders of the Corporation;

(b)                                 to provide a compensation system for Directors that, together with the other Director compensation mechanisms of the Corporation, is reflective of the responsibility, commitment and risk accompanying Board membership and the performance of the duties required of the various committees of the Board; and

(c)                                  to assist Directors meet certain Common Share minimum ownership levels as may be determined by the Board from time to time.

2.                                      DEFINITIONS

2.1                                 In this Plan, the following terms shall have the following meanings:

(a)                                  “affiliate” has the meaning set forth in the Securities Act (Alberta);

(b)                                 “Annual Stock Retainer” means that portion of a Director’s annual retainer fee for acting as a Director that is not required to be paid solely in cash, as determined by the Corporation from time to time;

(c)                                  “Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable tax and securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and applicable rules and policies of any stock exchange upon which the shares of the Corporation are listed;

(d)                                 “Board” means the board of directors of the Corporation;

(e)                                  “Business Day” means a day which is not a Saturday or Sunday or a statutory holiday in the City of Calgary, Alberta;

(f)                                    “Common Share” means a common share of the Corporation and include any shares of the Corporation into which such shares may be converted, reclassified, subdivided, consolidated, exchanged or otherwise changed, whether pursuant to a reorganization, amalgamation, merger, arrangement or other form of reorganization;

(g)                                 “Corporation” means Enerplus Corporation and includes any successor corporation thereof, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board;

(h)                                 “Director” means a member of the Board;

(i)                                     “DSUs” means deferred share units that may be issued pursuant to the “Enerplus Corporation Deferred Share Unit Plan for Directors”, as amended from time to time;

(j)                                     “Election Notice” means the written election described in Section 5 to receive payment in Common Shares hereunder, in such form as may be prescribed by the Board from time to time;

(k)                                  “Participant” means a Director who has elected or deemed to have elected to be paid Common Shares under the Plan;

(l)                                     “Payment Date” means, except as set forth in Section 5.2, a date determined by the Corporation within the first ten Business Days of every year, or such other date to be determined by the Board from time to time;

(m)                               “Plan” means the “Enerplus Corporation Director Share Plan”, as amended or restated from time to time; and

(n)                                 “Stock Exchange” means the Toronto Stock Exchange, or if the Common Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the Common Shares are listed, or if the Common Shares are not listed on any stock exchange, then on the over the counter market;

3.                                      CONSTRUCTION AND INTERPRETATION

3.1                                 In this Plan, all references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require.

3.2                                 The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and the applicable laws of Canada.

3.3                                 If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

3.4                                 Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein.

3.5                                 The Plan is effective January 1, 2004, as amended and restated January 1, 2011.

4.                                      ADMINISTRATION OF THE PLAN

4.1                                 The Board shall administer the Plan, subject to Applicable Law.  Except as otherwise provided by Applicable Law, the Board shall have full and complete authority to interpret the Plan, to prescribe, amend and rescind such rules and regulations (including those with respect to the holding of meetings by telephone), to delegate, on such terms as the Board deems appropriate, any or all of its powers hereunder, to any committee of the Board or to any senior officer of the Corporation and to make such other determinations as it deems necessary or desirable for the administration of the Plan.  The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable.  All actions taken and decisions made by the Board shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, the Corporation, its employees and shareholders.  All expenses of administration of the Plan shall be borne by the Corporation.

5.                                      ELECTION

5.1                                 Subject to this Section 5 and such rules, regulations, approvals and conditions as the Board may impose:

(a)                                  a Director may elect to receive his or her Annual Stock Retainer in the form of either Common Shares pursuant to this Plan or in the form of DSUs, or any combination thereof; and

(b)                                 in order for a Director to make the election described in Section 5.1(a) for a subsequent calendar year, the Director shall complete and deliver to the Corporate Secretary of the Corporation an Election Notice on or before December 31 immediately preceding the first day of such subsequent calendar year.

If a Director does not complete and provide the Election Notice to the Corporation as described above, such Director shall be deemed to have elected to receive his or her Annual Stock Retainer in the form of Common Shares pursuant to this Plan.

5.2                                 Notwithstanding Section 5.1, as an individual may not elect to receive DSUs as part of his or her Annual Stock Retainer in the year in which he or she is first elected or appointed as a Director, such Director’s Annual Stock Retainer for the year in which he or she is first elected or appointed as a Director shall be paid in Common Shares under this Plan, and for the purposes of Section 6.1 hereof, the Payment Date for such Common Shares to the Director shall be such date as is determined by the Board.

5.3                                 In order for a Director to be eligible to receive Common Shares pursuant to this Plan, such Director must, as of the applicable Payment Date, be a member, in good standing, of the Board, and such Director shall not have:

(a)                                  given notice of his or her resignation; or

(b)                                 received notice of ineligibility for re-nomination to the Board for the current or upcoming year.

For greater certainty, if the Corporation establishes a policy for members of the Board with respect to the acquisition and / or holding of Common Shares, each Director shall ensure that any election he or she makes under this Section 5 complies with such policy.

6.                                      PAYMENT OF COMMON SHARES

6.1                                 Common Shares shall be purchased by the Corporation for the benefit of Participants on the Stock Exchange on or before the applicable Payment Date of each year, except as otherwise provided in Section 5.2.

6.2                                 The number of Common Shares to be purchased for or on behalf of a Participant shall equal (i) the dollar amount of such Participant’s Annual Stock Retainer in respect of which the Participant has elected or deemed to have elected to be paid in Common Shares hereunder (or in the case of

Section 5.2, all of such Annual Stock Retainer), divided by (ii) the volume weighted average trading price of the Common Shares on the Stock Exchange for the last ten (10) trading days of the calendar year prior to which such Common Shares are paid to the Participant (provided, however, that for the purposes of a payment of Common Shares to which Section 5.2 applies, clause (ii) shall refer to the volume weighted average trading price of the Common Shares on the Stock Exchange for the ten (10) trading days immediately preceding such Participant’s election or appointment to the Board).  Such Common Shares shall as soon as practicable thereafter be provided to the Participant or to such account or financial institution, on behalf of the Participant, which the Participant may direct the Corporation in writing.

6.3                                 For greater certainty, the cost of each Common Share paid to a Participant under the Plan (and, as such, the amount of the compensation paid to such Participant under the Plan) shall be based upon the actual price paid by the Corporation for such Common Shares on the Stock Exchange (or the average cost per Common Share where a number of Common Shares in excess of any one Participant’s Common Shares are concurrently purchased by the Corporation for the purposes of the Plan) regardless of the dollar amount of the Annual Stock Retainer of a Participant referred to in clause (i) of Section 6.2 that is used to determine the number of Common Shares to be purchased by the Corporation for that Participant.

6.4                                 Such Common Shares shall be purchased solely at the cost and expense of the Corporation and at no additional cost to the Participant.

6.5                                 All Common Shares distributed pursuant to the Plan shall be purchased on the Stock Exchange through a registered member of such exchange in accordance with all Applicable Laws.

6.6                                 Notwithstanding anything to the contrary herein, the Board shall have the right, in its sole discretion, to pay a Director in cash in lieu of a grant of Common Shares hereunder.

7.                                      AMENDMENTS TO, SUSPENSION OR TERMINATION OF, THE PLAN

7.1                                 The Board may amend the Plan as it deems necessary or appropriate, but no such amendment shall, without the consent of the Participant or unless required by Applicable Law, adversely affect the rights of a Participant with regard to any amount in respect of which the Participant has then elected to receive in Common Shares under the Plan.

7.2                                 The Board may terminate the Plan at any time but no such termination shall, without the consent of the Participant or unless required by Applicable Law, adversely affect the rights of a Participant with regard to any amount in respect of which a Participant has then elected to receive in Common Shares under the Plan.

8.                                      RIGHTS OF PARTICIPANTS AND LIMITATION OF LIABILITY

8.1                                 Except as specifically set out in the Plan, no Director, Participant or other person shall have any claim or right to any benefit in respect of Common Shares payable pursuant to the Plan.

8.2                                 Neither the Plan nor any grant thereunder shall be construed as granting a Participant a right to be retained as a Director of the Corporation or a claim or right to any future payments of Common Shares hereunder.

8.3                                 No member of the Board or any officer or employee of the Corporation or any Affiliate shall be liable for any action or determination made in good faith pursuant to the Plan or any Election Notice under the Plan.

9.                                      COMPLIANCE WITH APPLICABLE LAWS AND POLICIES

9.1                                 Any obligation of the Corporation pursuant to the terms of the Plan is subject to compliance with all Applicable Laws.  The Participant shall comply with all such Applicable Laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

9.2                                 The Board and each Director will ensure that all actions taken and decisions made by the Board or a Director, as the case may be, pursuant to the Plan, comply with Applicable Laws and policies of the Corporation relating to insider trading and “black out” periods.

10.                               WITHHOLDING TAXES

10.1                           So as to ensure that the Corporation will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation shall be entitled to withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount as the Corporation reasonably determines is required to so comply.

11.                               TRANSFERABILITY

11.1                           In no event may the rights or interests of a Participant under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or by the laws of succession and distribution.

12.                               NOTICES

12.1                           Any payment, notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him shall be given by:

(a)                                  delivering it personally to the Participant or the person claiming or deriving rights to him, as the case may by; or

(b)                                 mailing it, postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in the Corporation’s personnel records.

12.2                           Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by mailing it, postage prepaid (provided that the postal service is then in operation) or delivering it to the Corporation at the following address:

Enerplus Corporation

The Dome Tower

Suite 3000, 333 - 7th Avenue S.W.

Calgary, Alberta T2P 2Z1

Attention: Vice President, General Counsel & Corporate Secretary

Facsimile: (403) 298-8872

Email:  dmccoy@enerplus.com